                              EX-99.4
                              Exchange Agent Agreement


                            EXCHANGE AGENT AGREEMENT

                                February __, 1997

ChaseMellon Shareholder Services
85 Challenger Road, 1st Floor
Ridgefield, New Jersey 07660
Attention:  Reorganization Department

      KCLC Acquisition Corp., a Delaware corporation ("KCLC") and a subsidiary of KLC Associates, L.P. (the "Partnership"), and KinderCare Learning Centers, Inc., a Delaware corporation (the "Company" or "KinderCare"), have entered into an Agreement and Plan of Merger, dated as of October 3, 1996 and as amended as of December 27, 1996 (as the same may be further amended, the "Merger Agreement"), pursuant to which KCLC will be merged with and into the Company (the "Merger"), with the Company to be the surviving corporation. At the Effective Time, subject to certain provisions as described in the Merger Agreement with respect to shares owned by the Company, any subsidiary of the Company, KCLC or any subsidiary of KCLC, and with respect to fractional shares and Dissenting Shares, (i) each share of Common Stock, par value $.01 per share, of the Company (the "Company Common Stock") issued and outstanding (other than Electing Shares, as defined below) will be converted into the right to receive in cash from KinderCare following the Merger an amount equal to $19.00 (the "Cash Election Price") and (ii) each issued and outstanding share of Company Common Stock with respect to which an election has been made and not withdrawn in accordance with the Merger Agreement (an "Electing Share") will be converted into the right to retain one fully paid and nonassessable share of Company Common Stock (a "Non-Cash Election Share"). At the Effective Time, each issued and outstanding warrant to purchase shares of Company Common Stock (a "Company Warrant") will be converted into the right to receive in cash from KinderCare following the Merger an amount equal to $6.58 (the "Warrant Consideration"). Capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement.

      The Merger Agreement and the Proxy Statement/Prospectus dated January __, 1997 (the "Proxy Statement") (which constitutes a part of a Registration Statement on Form S-4 of the Company with respect to 1,381,579 shares of the Company Common Stock) and the related proxy cards and Non-Cash Election Form have previously been delivered to you.

      You have agreed to act as exchange agent (the "Exchange Agent") in connection with the Merger in accordance with the terms of the Merger Agreement, the Proxy Statement and this Exchange Agent Agreement (this "Agreement"). Without limiting the generality of the preceding sentence, your specific responsibilities as Exchange Agent shall be as follows:

            1. Proration of Non-Cash Election Shares. The Company hereby notifies you that the Non-Cash Election Number referred to in Section 2.4 of the Merger Agreement is 1,381,579. If the number of Electing Shares exceeds the Non-Cash Election Number, the (i) the number of Electing Shares covered by each Non-Cash Election to be converted into the right to retain Non-Cash Election Shares will be determined by multiplying the total number of Electing Shares covered by such Non-Cash Election by a proration factor (the "Non-Cash Proration Factor") determined by dividing the Non-Cash Election Number by the total number of Electing Shares and
      (ii) such number of Electing Shares will be so converted. All Electing Shares, other than those shares converted into the right to retain Non-Cash Election Shares as described in the immediately preceding sentence, will be converted into cash (on a consistent basis among stockholders who made the election to retain Non-Cash Election Shares, pro rata to the number of shares as to which they made such election) as if such shares were not Electing Shares.

            If the number of Electing Shares is less than the Non-Cash Election Number, then (i) all Electing Shares will be converted into the right to retain Non-Cash Election Shares in accordance with the Merger Agreement,
      (ii) additional shares of Company Common Stock, other than Electing Shares and Dissenting Shares, will be converted into the right to retain Non-Cash Election Shares, which number of additional shares shall be determined by multiplying the total number of shares, other than Electing Shares and Dissenting Shares, by a proration factor (the "Cash Proration Factor") determined by dividing (x) the difference between the Non-Cash Election Number and the number of Electing Shares by (y) the total number of shares of Company Common Stock, other than Electing Shares and Dissenting Shares, and (iii) such additional shares of Company Common Stock shall be converted into the right to retain Non-Cash Election Shares in accordance with the Merger Agreement (on a consistent basis among stockholders who held shares of Company Common Stock as to which they did not make the Non-Cash Election, pro rata to the number of shares as to which they did not make such election).

            2. Merger Consideration. As soon as reasonably practicable as of or after the Effective Time:

            (a) The Company shall deliver to the transfer agent and registrar for the Company Common Stock (the "Company Transfer Agent"), duly executed certificates for Company Common Stock to be countersigned and re-issued as Non-Cash Election Shares.

            (b) Upon or as soon as practicable after the Effective Time, the Company (either directly, or indirectly through its financing sources) shall deposit or cause to be deposited in an Escrow Account, pursuant to an Escrow Agreement, dated as of _________ __, 1997 (the "Escrow Agreement"), between The Chase Manhattan Bank (the "Escrow Agent"), ChaseMellon Shareholder Services, L.L.C. and the Company, immediately available funds (the "Escrow Fund") in an aggregate amount equal to the sum of (i) the product of (A) the Cash Election Price and (B) each issued and outstanding share of Company Common Stock (other than Electing Shares and Dissenting Shares) converted into the right to receive the Cash Election Price pursuant to Section 2.1(c) of the Merger Agreement and (ii) the product of (A) the Warrant Consideration and (B) each issued and outstanding Company Warrant converted into the right to receive the Warrant Consideration pursuant to Section 2.6 of the Merger Agreement. Pursuant to the Escrow Agreement, the Escrow Fund shall be held in a segregated account the principal of which is held in trust for the benefit of (i) the holders of each issued and outstanding share of Company Common Stock (other than Electing Shares and Dissenting Shares) converted into the right to receive the Cash Election Price pursuant to Section 2.1(c) of the Merger Agreement and (ii) the holders of each issued and outstanding Company Warrant converted into the right to receive the Warrant Consideration pursuant to Section 2.6 of the Merger Agreement. Any interest and other income with respect to the Escrow Fund shall be paid to the Company as and when requested by the Company. Amounts other than such interest and other income shall be withdrawn from the Escrow Fund by the Exchange Agent to make cash payments pursuant to the Merger Agreement in respect of shares of Company Common Stock or Company Warrants, as the case may be, in accordance with Section 6 below or any required tax withholdings. The Exchange Agent shall not use the Escrow Fund for any other purpose unless specifically so directed by the Company in writing. Pursuant to the Escrow Agreement, the Escrow Fund shall terminate, and all funds therein will be remitted to the Company, upon either (i) the earlier of (a) delivery by the Exchange Agent of the entire principal amount of the Escrow Fund pursuant to this Agreement and (b) __________ __, 1997 or
      (ii) such date following ________ __, 1997 but no later than ________ __, 1997, as shall be communicated in writing by the Company to the Escrow Agent (such date, the "Escrow Termination Date").

            (c) In the event the Escrow Agreement is terminated, from the Escrow Termination Date until ________ __, 1997, the Exchange Agent shall make cash payments pursuant to the Merger Agreement (the "Post-Escrow Payments") to holders of Company Common Stock in respect of shares of Company Common Stock or to holders of Company Warrants in respect of Company Warrants, as the case may be, in accordance with Section 6 below or any required tax withholdings. Until ________ __, 1997, the Company shall make weekly remittances to the Exchange Agent in an amount sufficient, as communicated to the Company by the Exchange Agent, to satisfy the Post-Escrow Payments.

            3. Non-Cash Election Form. Attached hereto as Exhibit A-1 is a Non-Cash Election Form (the "Form of Election") to be used by holders of shares of Company Common Stock who elect to retain Non-Cash Election Shares.

            4. Transmittal Letters. Attached hereto as Exhibit B-1 is a Letter of Transmittal (the "Stock Transmittal Letter") to be used by holders of shares of Company Common Stock (other than holders who properly submit Forms of Election with respect to such shares) to surrender such shares (and the certificates evidencing such shares) in exchange for the Cash Election Price. Attached hereto as Exhibit B-2 is a Letter of Transmittal (the "Warrant Transmittal Letter" and together with the Stock Transmittal Letter, the "Transmittal Letters") to be used by holders of Company Warrants to surrender such Company Warrants in exchange for the Warrant Consideration. Promptly following the closing of the Merger, Company shall notify you in writing that the Effective Time has occurred. As soon as reasonably practicable thereafter, you shall address and mail and otherwise make available the Stock Transmittal Letter to each holder of shares of Company Common Stock as of the Effective Time (other than holders who properly submit Forms of Election with respect to such shares) and the Warrant Transmittal Letter to each holder of Company Warrants as of the Effective Time.

            5. Examination of Documents. (a) Upon receipt thereof, you agree to examine Forms of Election, Transmittal Letters, certificates representing shares of Company Common Stock ("Stock Certificates"), certificates representing Company Warrants ("Warrant Certificates", and together with the Stock Certificates, "Certificates") and other documents delivered to you by or for holders of Company Common Stock or Company Warrants, as the case may be, in connection with such Forms of Election and/or Transmittal Letters to ascertain whether (i) such Forms of Election and/or the Transmittal Letters are duly executed and properly completed in accordance with the instructions set forth therein (including, in the case of Forms of Election, whether such Forms have been received by you by 5:00 p.m., New York city time, on ___________, 1997 (the "Election Deadline")), (ii) the Certificates are in proper form for surrender and (iii) any other required documents submitted to you are in proper form. In addition, you are to examine surrendered Certificates to ascertain whether any stop transfer orders are in effect with respect thereto.

            (b) If a Form of Election or Transmittal Letter or other document has been improperly executed or completed, or is otherwise not in proper form or is subject to any other irregularity (including any irregularity relating to a stop transfer order), you are to take such action as you deem appropriate to notify the tendering stockholder or warrantholder, as the case may be, of such irregularity and to request that such irregularity be corrected; provided, that with respect to any irregularity in or relating to a Form of Election of which you become aware following the Election Deadline, you shall notify the stockholder who submitted such Form of Election of such irregularity, shall advise such stockholder in such notice to execute and complete a Transmittal Letter in order to receive the Cash Election Price in the Merger and shall provide such stockholder with a Transmittal Letter. If any such irregularity is not corrected within a reasonable period of time after you notify the tendering stockholder or warrantholder, as the case may be, of such irregularity, you are to notify the Company and await further written instructions from Company. The Company reserves the right to waive any defect or irregularity in the form of delivery of Certificates and accompanying Forms of Election and/or Transmittal Letters.

            6. Payment of the Merger Consideration.

            (a) As soon as practicable following the Effective Time, you shall, with respect to each Electing Share converted through election or proration into the right to receive Non-Cash Election Shares pursuant to
      Section 2.1(c) of the Merger Agreement, (i) arrange for the issuance by the Company Transfer Agent and the delivery of stock certificates in the name of the person or persons entitled thereto representing the number of whole shares of Company Common Stock issuable in respect of such shares pursuant to the Merger Agreement (it being understood that no certificates or scrip representing fractional shares of Company Common Stock shall be issued upon the surrender for exchange of Certificates representing shares of Company Common Stock), (ii) arrange for the sale of the shares of Company Common Stock representing all such fractional interests and (iii) subject to the effect of any applicable laws, distribute the net proceeds from such sale (following the deduction of applicable transaction costs) to the holders of shares of Company Common Stock entitled thereto pursuant to the Merger Agreement.

            (b) As soon as practicable following the Effective Time, you shall, with respect to shares of Company Common Stock (other than Dissenting Shares and Electing Shares converted into the right to receive Non-Cash Election Shares pursuant to Section 2.1(c) of the Merger Agreement), upon receipt of the Stock Certificate(s) covering such shares, together with a duly executed and completed Stock Transmittal Letter and any other required documents with respect to such shares, make the cash payment in respect of such shares required pursuant to the Merger Agreement on a basis consistent with the requirements of the Merger Agreement. Each such cash payment shall be made with funds withdrawn from the Escrow Fund.

            (c) As soon as practicable following the Effective Time, you shall, with respect to Company Warrants, upon receipt of the Warrant Certificate(s) covering such Company Warrants, together with a duly executed and completed Warrant Transmittal Letter and any other required documents with respect to such Company Warrants, make the cash payment in respect of each such Company Warrant required pursuant to the Merger Agreement on a basis consistent with the requirements of the Merger Agreement. Each such cash payment shall be made with funds withdrawn from the Escrow Fund. (d) You will execute and deliver to the Company Transfer Agent, at least twice weekly, a written notice and appropriate computer materials indicating the certificates for Company Common Stock necessary for payment of the Merger Consideration and setting forth the number of shares to be represented by each such certificate and the name in which each certificate should be issued.

            (e) No interest shall be paid to holders of shares of Company Common Stock or holders of Company Warrants, as the case may be, on or with respect to any amount payable upon surrender of Certificates in respect thereof. Insofar as required by any governmental agency or authority, you shall provide all information and file all forms or returns with regard to the payments made pursuant to this Agreement, including, without limitation, information and forms and returns relating to income taxes.

            7. Records of Company Common Stock Received. Unless otherwise required pursuant to this Agreement, all Forms of Election and Stock Transmittal Letters (and related documentation) shall be recorded by you as to date and time of receipt and shall be preserved and retained by you.

            8. Records of Company Warrants Received. Unless otherwise required pursuant to this Agreement, all Warrant Transmittal Letters (and related documentation) shall be recorded by you as to date and time of receipt and shall be preserved and retained by you.

            9. Cancellation of Shares; Notation. Upon delivering the Merger Consideration in exchange for any shares of Company Common Stock, you shall cancel or arrange for the cancellation of all such shares and related Stock Certificates, and such Stock Certificates shall be retained by you pending further instructions from the Company. You shall make the appropriate notation on such Certificate(s) and other appropriate records in the event a holder voluntarily indicates Stock Certificate numbers in the space provided in the third footnote to Box I on the Form of Election and/or Stock Transmittal Letter.

            10. Cancellation of Company Warrants; Notation. Upon delivering the Warrant Consideration in exchange for any Company Warrants, you shall cancel or arrange for the cancellation of all such Company Warrants and related Warrant Certificates, and such Warrant Certificates shall be retained by you pending further instructions from the Company. You shall make the appropriate notation on such Warrant Certificate(s) and other appropriate records in the event a holder voluntarily indicates Warrant Certificate numbers in the space provided in the third footnote to Box I on the Warrant Transmittal Letter.

            11. Lost Certificates. After the Effective Date of the Merger, if any holder of Company Common Stock or Company Warrants, as the case may be, shall report to you that his failure to surrender Certificates registered in his name is due to the loss, misplacement or destruction of such Certificates, you shall require such holder to furnish an appropriate affidavit of loss and a bond of indemnity of a recognized surety company, which shall include indemnification of you, the Company and all transfer agents and registrars of Company Common Stock and Company Warrants, all in such form as shall have been approved by counsel for the Company. Upon receipt by you of the foregoing, you are authorized to transmit the Merger Consideration or Warrant Consideration, as the case may be, to such holder without surrender by him of Certificates.

            12. Request for Information. You will comply with telephone requests for information with respect to Forms of Election, Transmittal Letters, Certificates, the surrender of shares of Company Common Stock or Company Warrants and payment therefor; provided, that any telephone or written request for information concerning dissenters' rights shall be referred to the Company. In addition, you will transmit by telephone, and promptly thereafter confirm in writing to, such persons as Company may designate, any information which such persons reasonably request.

            13. Dissenting Shares. Following the Effective Time, the Company shall notify you of the names of holders of shares of Company Common Stock who have preserved, and the number of shares of Company Common Stock with respect to which there have been preserved, statutory rights of dissenting stockholders. If you receive certificates representing shares of Company Common Stock owned by any such holders you are authorized to, and you shall, after consultation with Company, endorse or stamp such certificates with a statement that such shares are

      Dissenting Shares and the certificates shall be returned to such holders. To the extent that shares of Company Common Stock as to which dissenters' rights have been demanded are deemed to be converted into the Merger Consideration pursuant to Section 2.2 of the Merger Agreement, the Company shall promptly notify you of the names of the holders of such shares and number of shares deemed to be so converted, and you shall, as soon as practicable upon receipt of Stock Transmittal Letters and certificates with respect to such shares, deliver to the holders thereof the Merger Consideration in accordance with the Merger Agreement.

            14. Exchange Agent Fees. For your services as Exchange Agent hereunder, the Company shall pay you the fees set forth in Exhibit C. The Company shall also reimburse you for your reasonable out-of-pocket expenses incurred in connection with your services hereunder after submission to the Company of an itemized statement in reasonable detail.

            15. Termination. Promptly following the date which is one year after the Effective Time, upon request of the Company, you shall deliver to the Company all cash, Certificates, stock lists and stock records of the Company and other instruments in your possession relating to the transactions described herein, accompanied by an accounting for all payments made by you pursuant to this Agreement, and your duties shall thereupon terminate. If any Certificates are surrendered to you for payment after such termination, you will promptly forward such Certificates, together with the related Transmittal Letters and any other documents, to the Company, or as the Company may otherwise direct.

            16. Indemnity, Etc. (a) We agree to indemnify you for, and to hold you harmless against, any loss, liability or expense (including without limitation any loss, liability, damage or expense incurred for submitting for transfer shares of Company Common Stock tendered without a signature guarantee pursuant to the Stock Transmittal Letter, or in connection with any communication or message transmitted or purported to be transmitted through electronic means to or from a Book-Entry Transfer Facility, and the fees and expenses of counsel) incurred by you without gross negligence, bad faith or willful failure on your part in the performance of your duties as Exchange Agent in accordance with these instructions and such further instructions as we may deliver to you from time to time in writing, or as a result of defending yourself against any claim or liability resulting from your actions as Exchange Agent pursuant hereto. Anything in this agreement to the contrary notwithstanding, in no event shall you be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but no limited to lost profits), even if you have been advised of the likelihood of such loss or damage and regardless of the form of action.

            (b) In no case shall the Company be liable under this indemnity with respect to any claim against you unless the Company shall be notified by you, by letter or by cable or telex confirmed by letter, of the written assertion of a claim against you or of any action commenced against you, promptly after you shall have received any such written assertion of a claim or shall have been served with the summons or other first legal process giving information as to the nature and basis of the claim, but failure to so notify the Company shall not relieve the Company from any liability which it may have otherwise than on account of this Section 16, except to the extent that such failure prejudices the Company's rights with respect to such claim. The Company shall be entitled to participate at its own expense in the defense of any such claim, and if the Company so elects at any time after receipt of such notice, it shall assume the defense of any suit brought to enforce any such claim. In the event of such assumption, the Company shall not be liable for any fees and expenses of counsel thereafter incurred by you.

            17. Depository Trust Company. You shall make arrangements with respect to delivery of shares of Company Common Stock and Company Warrants and Certificates by the Depository Trust Company in connection with the Merger in accordance with your customary procedures for such transfer not inconsistent with the terms of this Agreement.

            18. Further Information. Should you have any questions which are not covered by these instructions, you will consult with representatives of KCLC and act in accordance with their instructions.

            19. Notices. All notices and other communications hereunder shall be delivered to the respective parties at the following addresses:

            If to the Company:      KinderCare Learning Centers, Inc.
                                    2400 Presidents Drive
                                    Montgomery, Alabama 36166
                                    Attention:  Chief Financial Officer

            If to the Exchange
            Agent:                  ChaseMellon Shareholder Services
                                    85 Challenger Road, 1st Floor
                                    Ridgefield, New Jersey 07660
                                    Attention:  Reorganization
                                                  Department

            20. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the law of the State of New York, without regard to the conflicts of law rules thereof.

            Please confirm your agreement to act as Exchange Agent by signing in the space indicated below.

                                   Very truly yours,

                                   KINDERCARE LEARNING CENTERS, INC.


                                   By: _______________________________
                                       Title:

            The undersigned hereby accepts its appointment as Exchange Agent on the terms set forth above as of the date first above written.


CHASEMELLON SHAREHOLDER SERVICES, L.L.C.


By: ________________________________
    Title: